Exhibit 10.4
AMENDED AND RESTATED LANDFILL GAS SERVICES AGREEMENT

THIS AMENDED AND RESTATED LANDFILL GAS SERVICES AGREEMENT is entered into this 17th day of November, 2008, and is by and among RIDGEWOOD GAS SERVICES LLC, a Delaware limited liability company (“RGS”), and RHODE ISLAND RESOURCE RECOVERY CORPORATION (“RIRRC”), a Rhode Island corporation, and solely as to Sections 3.2 and 3.3, RHODE ISLAND LFG GENCO, LLC, a Delaware limited liability company (“RILG”).  RGS and RIRRC may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, RIRRC is the owner of a certain landfill, commonly referred to as the “Central Landfill,” located in the Town of Johnston, County of Providence, State of Rhode Island (as expanded or otherwise modified from time to time, the “Landfill”);

WHEREAS, the current configuration of the Landfill, including the RIRRC Gas Collection System, the LKD Gas Collection System and the Condensate Control, Treatment and Disposal System at the Landfill, are depicted on the Existing Site Plan, attached hereto as Exhibit A;

WHEREAS, pursuant to the Landfill Gas Services Agreement dated as of August 1, 2003 between RGS and RIRRC (the “Existing Gas Services Agreement”), RGS operates the RIRRC Gas Collection System;

WHEREAS, as of December 31, 2007, pursuant to the Termination and Assignment Agreement dated December 20, 2007 among CGLP, LKD, Ridgewood Providence Power, RGS and Rhode Island Gas Management LLC, RGS acquired the LKD Gas Collection System from LKD and the Landfill Gas Services Agreement dated as of August 1, 2003 between CGLP and RGS (“CGLP Services Agreement”), under which RGS had operated and maintained the LKD Gas Collection System, was terminated;

WHEREAS, pursuant to the Amended and Restated Site Lease and Landfill Gas Delivery Agreement, dated as of the date hereof, (as amended and/or restated from time to time, the “Site Lease”), RIRRC is granting to RILG, the sole member in RGS, the right to construct and operate the RILG Facilities at the Landfill and certain rights with respect to the Landfill Gas produced at the Landfill;

WHEREAS, as of the date hereof, RGS and RIRRC are entering into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”), pursuant to which RGS may acquire all of RIRRC’s right, title and interest in and to the RIRRC Gas Collection System and the Condensate Collection System on the Acquisition Date; and

WHEREAS, RIRRC and RGS now desire to enter into this Amended and Restated Landfill Gas Services Agreement to enable RGS to continue to operate and maintain the RIRRC Gas Collection System, the Condensate Control, Treatment and Disposal System and the LKD Gas Collection System so that all gas collection systems at the Landfill will be operated and maintained by RGS, and RGS desires to perform such functions, pursuant to the terms and conditions hereof;

NOW THEREFORE, the Parties agree as follows:

ARTICLE I:   TERM/DEFINITIONS

 1.1       Term.  This Agreement shall become effective as of the Effective Date and, unless terminated earlier pursuant to Article XII hereof, shall remain in full force and effect so long as the Site Lease remains in full force and effect.  Termination of this Agreement shall not affect the term or termination of the Site Lease.

 1.2  Definitions.  Capitalized terms not otherwise defined herein have the meanings given to them in the Schedule of Definitions attached hereto.

 1.3  Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa.  The term “includes” or “including” shall mean “including without limitation.” References to a section, article, exhibit or schedule shall mean a section, article, exhibit or schedule of this Agreement unless the context requires otherwise.  All exhibits, annexes, schedules and other attachments to this Agreement are hereby deemed to be attached to this Agreement and incorporated herein by reference.  The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.  The definitions of agreements, contracts and other documents contained in this Agreement which describe such agreements, contracts or documents are not intended to be a complete description of all terms of such agreements, contracts or documents and shall not in any way affect the interpretation of such agreements, contracts or documents.  Whenever a representation and warranty is made in this Agreement “to the knowledge” of a party, the knowledge is the actual and constructive knowledge of the directors, officers, and management level personnel of the party.

ARTICLE II:   LANDFILL GAS SERVICES

 2.1  RGS Operator.  RGS will continue to be the sole and exclusive operator of the Gas Collection Systems and the CCS for the remaining term hereof, and except as may be otherwise set forth herein, RGS, as sole and exclusive operator, shall have complete authority for all operations, maintenance, upgrades and administration of the Gas Collection Systems and the CCS for the remaining term hereof.

 2.2  Description of the Services.  RGS shall:  (a) operate, maintain and administer the Gas Collection Systems and the CCS, including the disposal of all Hazardous Materials, and deliver Landfill Gas and construct additions and improvements to the Gas Collection Systems, all in accordance with all applicable Legal Requirements and the terms hereof and to the extent set forth herein; and (b) perform such other services with respect to the Gas Collection Systems and the CCS as RGS and RIRRC may agree from time to time (the “Services”); provided that all services to be performed under this Agreement shall be performed in a manner consistent with all applicable Legal Requirements, Good Engineering Practices, and in such a manner that gives the highest priority to compliance with Permits and Legal Requirements.  Except as otherwise agreed upon by the Parties pursuant to a flare plan and interim gas collection system upgrade plan, until the earlier of (i) the Commercial Operation Date or (ii) the third anniversary of the Decommissioning Date, RGS shall not be required to take any action, to expend any funds or to incur any liabilities in excess of those contained in the Operating Plan and Budget.

2.3  No Liens.  In connection with the performance of the Services under this Agreement, RGS shall not, without the prior written consent of RIRRC: (a) create, or suffer the creation or continued existence of, any Lien based on the action or inaction of RGS on the Landfill Gas, the Landfill or the Leachate Control, Treatment and Disposal System, or any interest in or portion of such Landfill Gas, Landfill or the Leachate Control, Treatment and Disposal System; or (b) take any action or fail to take any action where such action or failure would adversely affect RIRRC’s title to the Landfill Gas, the Landfill or the Leachate Control, Treatment and Disposal System, or, prior to the Acquisition Date, the Gas Collection Systems and the Condensate Control, Treatment and Disposal System or any interest therein or portion thereof.  After the Acquisition Date, RIRRC shall not, without the prior written consent of RGS:  (a) create, or suffer the creation or continued existence of, any Lien based on the action or inaction of RIRRC on the Gas Collection Systems or Condensate Control, Treatment and Disposal System, or any interest in or portion of such Gas Collection Systems or Condensate Control, Treatment and Disposal System, or (b) take any action or fail to take any action where such action or failure would adversely affect RGS’ title to the Gas Collection Systems or Condensate Control, Treatment and Disposal System, or any interest in or portion of such Gas Collection Systems or Condensate Control, Treatment and Disposal System; or (c) remove any material part of the Gas Collection Systems or Condensate Control, Treatment and Disposal System from the Landfill unless required to comply with a Legal Requirement or Environmental Law.  Any Party creating, or suffering the creation or continued existence of, any Lien prohibited under this Section 2.3 shall promptly discharge such Lien.  RIRRC may create, or suffer the creation or continued existence of, a Lien on the Landfill, provided the Lienholder provides RGS with a subordination and non-disturbance agreement recognizing the rights of RGS under this Agreement that is reasonably acceptable to RGS.

 2.4  Subcontracts.  RGS shall give RIRRC prior written notice of the names of the contractors or subcontractors, if any, proposed for principal parts of the Services.  RIRRC shall have the right to reject any such subcontractor (other than Ridgewood Power Management, LLC) for reasonable cause, which cause shall be provided in writing to RGS.  RGS shall be fully responsible for the acts and omissions of its contractors and subcontractors and of persons either directly or indirectly employed by them, to the same extent as for its own acts and omissions or those of persons directly employed by it.  RGS’ subcontracting of any Services under this Agreement shall not in any manner whatsoever relieve RGS of any of its duties, obligations, or liabilities under this Agreement.  Nothing contained in this Agreement shall create any contractual relationship between any contractor or subcontractor and RIRRC.

 2.5  Permits, Licenses and Contracts.  As of the Effective Date, RIRRC assigns to RGS all of its right, title and interest in, to and under all Permits held by RIRRC that are capable of being assigned by RIRRC to RGS and that are required to be held in the name of RGS (or take such other steps that may be required) in order to permit RGS to perform the Services hereunder.

 2.6  RIRRC’s Right To Cure.  If RGS shall default or fail to perform any of its obligations hereunder and such failure shall continue for thirty (30) days after receipt of written notice from RIRRC of such failure, then RIRRC may, in addition to any other remedy or right available to it, cure RGS’ default and perform or complete such obligation, provided, however, that any additional costs to RIRRC for its actions hereunder shall be paid by RGS promptly after receipt of an invoice therefor from RIRRC and, provided further, that notwithstanding anything contrary herein, RIRRC shall have no responsibility for, and does not agree to, indemnify or hold harmless RGS or any Affiliate of RGS against, any claims, damages, fines or penalties that may result from or be related to the work performed by or on behalf of RIRRC pursuant to this Section 2.6 unless RIRRC’s actions, or those of a RIRRC subcontractor, with respect thereto constituted gross negligence or willful misconduct.

 2.7  Improvements/Replacements.  Following the earlier of (i) the Commercial Operation Date or (ii) the third anniversary of the Decommissioning Date and for the remaining term of this Agreement, RGS shall provide at its expense expansions of or capital improvements to, or replacements of, all items comprising the Gas Collection Systems necessary to collect and process Landfill Gas produced at the Landfill and to convey such Landfill Gas to the Demarcation Point.  Any such expansions, capital improvements or replacements shall become an integral part of the Gas Collection System to which they are made.  RGS and RIRRC will cooperate in assessing and, if appropriate, effecting those expansions and capital improvements, subject to the terms of this Agreement.

 2.8  Delivery of Landfill Gas.  RGS shall collect, meter and deliver all Landfill Gas collected in the Gas Collection Systems to the Demarcation Point.

 2.9  Title to Landfill Gas and Environmental Attributes.  RIRRC and RGS hereby acknowledge that, while RGS will own and operate the Gas Collection Systems (subject to the Purchase and Sale Agreement), it does not and will not at any time during the term of this Agreement have title to the Landfill Gas in the Gas Collection Systems or to any Environmental Attributes originally arising or created on or after the Effective Date, which title shall at all times vest in RILG.

 2.10  Coordination.  RGS and RIRRC will use commercially reasonable efforts to coordinate their operations during the term of this Agreement.  RGS and RIRRC will each identify a representative to act as its primary contact under the Agreement.  RGS and RIRRC will each use commercially reasonable efforts to assist the other, when necessary, with applying for and complying with any Permit required to operate and maintain its assets on the Landfill during the term of this Agreement.

 2.11  Permits and Approvals.  In the event that any Governmental Body asserts that RGS should have obtained a Permit relating to the Gas Collection Systems or the CCS that has not been obtained as and when required, RGS shall not be deemed to have breached its obligations with respect to complying with Legal Requirements for purposes of this Agreement, and shall not be deemed to have acted with intentional misconduct or gross negligence, if it has cooperated with RIRRC in connection with the obtaining of, and has used commercially reasonable efforts to obtain, any Permits in accordance with this provision.

 2.12  License.  (a) As of the Effective Date and subject to the terms of this Agreement, RIRRC hereby conveys to RGS, and RGS hereby accepts from RIRRC, (i) such non-exclusive licenses, rights of way and other appropriate rights, for the term of this Agreement only, over, along or across lands of RIRRC at the Landfill as RGS may reasonably require in such locations as mutually agreed to between RGS and RIRRC such that RGS, its employees, representatives, agents, contractors and subcontractors may perform any activity at the Landfill permitted hereunder or exercise any right granted hereunder, including, without limitation, (A) a non-exclusive right of way over lands of RIRRC in locations reasonably acceptable to RIRRC for ingress and egress to the Gas Collection Systems and the CCS and RGS’ other facilities for performance of the Services hereunder, including staging areas during expansion and relocation the Gas Collection Systems and the CCS, (B) such easements, if any, as may be required by utility providers to RGS and its Affiliates at the Landfill for electricity interconnection and metering and other utilities in such locations as shall be reasonably acceptable to RIRRC and any mutually agreeable improvements or additions to the Gas Collection Systems in connection with the development of new generating facilities by RILG or its Affiliates; and (ii) the right to conduct all activities at the Landfill specifically permitted by this Agreement.

(b)  All activities conducted by RGS, its employees, representatives, agents, contractors and subcontractors at the Landfill shall be (i) at RGS’ sole risk and responsibility, (ii) conducted in a manner that does not unreasonably interfere in any respect with RIRRC’s operation of the Landfill, and (iii) conducted in compliance with all applicable Legal Requirements, including requirements of any Permits relating to the Landfill.

(c)  RIRRC reserves a right of reasonable access to the portions of the Landfill to which RGS has a license hereunder.  RIRRC shall exercise such right of access in a manner that does not unreasonably interfere with RGS’ rights hereunder, unless RIRRC’s purpose is to exercise its rights and remedies under this Agreement following a default by RGS under, or a termination of, this Agreement.  Except in the case of emergencies where prior notice shall not be required, such right of access shall be exercised by advanced notice to RGS in a timely manner appropriate under the circumstances.  RIRRC also reserves the right to grant to third parties easements or other access rights to the Landfill as deemed necessary or appropriate by RIRRC for its use and operation of the Landfill and to comply with applicable Legal Requirements, such third parties to include, but not be limited to, any Governmental Body, utility providers, electricity or other power generators or providers and RIRRC contractors, provided, however, that such easements or access rights do not unreasonably interfere with the rights granted to RGS under this Agreement.

 2.13  Use of Landfill and LCS.  RGS may make reasonable use of the Landfill, the Condensate Control, Treatment and Disposal System and the Leachate Control, Treatment and Disposal System, without additional compensation, to dispose of all materials generated by RGS as a result of the activities contemplated by this Agreement, subject to all applicable Legal Requirements and reasonable Landfill rules promulgated by RIRRC.  RIRRC shall construct, operate and maintain the LCS, the CCS and the Landfill at RIRRC’s sole cost so that each is capable of receiving such materials reasonably generated by RGS as described on Exhibit C.

2.14  LCS Operation and Upgrade Plan.  RIRRC shall be responsible for the construction, expansion, operation and maintenance of the LCS in accordance with Good Engineering Practice, and all Permits, planning documents and other Legal Requirements that are applicable to the LCS.  RIRRC will make certain upgrades and improvements to the LCS, as set forth in the LCS Upgrade Plan, which is attached hereto as Exhibit C.

 2.15  Operation of Landfill.  RIRRC shall use commercially reasonable efforts to operate the Landfill in a manner that does not damage or destroy RGS’ property or interfere with RGS’ performance, or ability to perform, under this Agreement.  Subject to Section 10.1, RIRRC shall reimburse RGS for costs RGS incurs as a result of damage or destruction to RGS’ property (including without limitation the Gas Collection Systems and the CCS) caused by the action or inaction of RIRRC or its employees or agents (other than damage or destruction resulting from normal wear and tear) in excess of $100,000 in the aggregate annually.  RIRRC shall not be liable for or responsible for any consequential damages caused to RGS’ pipes or Gas Collection System, including without limitation any interruption of Landfill Gas or contamination thereof caused by such damage.

 2.16  Interim Gas Management.  Except as extended in writing by RIRRC, by the Decommissioning Date, and subject to RIRRC’s reimbursement obligations set forth in Section 6.4 of the Site Lease, RGS shall have constructed and developed, in operational condition, and shall operate, interim gas management systems to accommodate Landfill use and expansion as contemplated by the Interim Gas Management Plan, as may be modified by the mutual agreement of the parties, such systems including but not limited to additional flaring capacity required to accommodate the projected Landfill Gas collected at the Landfill; gas treatment facilities to accommodate and treat all Landfill Gas in accordance with all Environmental Laws and Permits; and integrated header and delivery systems capable of delivering and treating Landfill Gas and delivering it to the appropriate flares or other destruction devices.  The costs of such improvements shall be borne by the Parties as set forth in Section 2.1(d) of the Site Lease.

ARTICLE III:   PAYMENT AND ADMINISTRATION

 3.1  Payment.

(a)  Until the earlier of (i) the Commercial Operation Date or (ii) the third anniversary of the Decommissioning Date, RIRRC shall make payments to RGS in accordance with the terms of the Existing Gas Service Agreement, which terms shall survive the execution of this Agreement solely in order to preserve such payment obligations and procedures.

(b)  Commencing on the earlier of (i) the Commercial Operation Date or (ii) the third anniversary of the Decommissioning Date, except as expressly set forth in this Agreement (including without limitation in Sections 2.2 and 2.7), RGS shall be responsible for all costs incurred in providing the Services and otherwise for the collection and treatment of Landfill Gas as provided herein.  RIRRC shall be responsible for all costs of providing other services, including, without limitation all electricity costs, capital costs, fines and penalties associated with the flares.

3.2  Netting of Payments.  In any given calendar month, any payment owed by RILG to RIRRC under the Site Lease (the “RILG Payment”) may be netted against any payment for such month owed by RIRRC to RGS under this Agreement (the “RIRRC Payment”).  The RILG Payment minus the RIRRC Payment is hereinafter referred to as the “Netted Amount.”  If the Netted Amount is a positive number, RILG shall pay to RIRRC only the Netted Amount and shall pay to RGS the RIRRC Payment.  If the Netted Amount is a negative number, RIRRC shall pay to RGS the Netted Amount as if it were a positive number and RILG shall pay to RGS the RILG Payment.  If the Netted Amount is a positive number or upon payment of the Netted Amount by RIRRC to RGS hereunder, RIRRC shall be deemed to have made payment of the RIRRC Payment in full to RGS, regardless of whether RILG makes any payment to RGS.  After netting and payment by RIRRC, as set forth herein, RGS and RILG shall reconcile and pay any amounts owed between them as a result of such netting hereunder and RIRRC shall have no liability therefor.

 3.3  Security Interest.  RIRRC hereby grants RGS a security interest in all amounts payable to RIRRC under the Site Lease as security for its obligation to provide payment to RGS in accordance with this Agreement.  In the event that RIRRC fails to make any payment in accordance with this Agreement, RGS shall have the right to demand from RILG an amount equal to the payment due, and RIRRC hereby authorizes RILG to deduct the amount from the amount of the Royalty Payment required to be made to RIRRC under the Site Lease and to pay such amount to RGS.

ARTICLE IV:   RECORDS/REPORTS

 4.1  Monthly Reports.  No later than the 15th day of each month, RGS shall provide RIRRC with a monthly report summarizing operations of the Gas Collection Systems and the CCS at the Landfill during the prior month.  Such reports will state briefly the status of any negotiations, Permit applications, proposed replacements or improvements and such other information as may be reasonably required by RIRRC.  RGS shall include a section in the report which indicates potential or actual problems in the supply of Landfill Gas from the Landfill that have arisen or are likely to arise.  Such reports will be made in the format of the current reports provided by RGS to RIRRC to date, unless the parties mutually agree to a different format.  RGS shall also promptly notify RIRRC after becoming aware of (i) a violation of a Permit, (ii) a notice from any applicable Governmental Body of alleged non-compliance of any of the Gas Collection Systems or the CCS of any Legal Requirement, or (iii) any pending or threatened litigation or proceedings regarding such facilities or any of the foregoing instruments.

 4.2  Quarterly Reports/Meetings.  RGS shall prepare and provide to RIRRC quarterly reports summarizing the actual operations of the Gas Collection Systems and the CCS during the prior quarter.  Such quarterly reports shall include proposed modifications and amendments to the Operating Plan and Budget, if any, as well as state briefly the status of any Permit applications, environmental compliance issues, results of operations and any other information as may be deemed necessary by RGS or requested by RIRRC.  RGS and RIRRC agree to meet quarterly to review RGS’ quarterly report and approve any proposed modifications or amendments to the Operating Plan and Budget.  RGS shall use reasonable efforts to adopt and implement such recommendations to the extent that they are within budgetary limitations and do not conflict with regulatory requirements, Landfill activities or the production of methane gas or electricity.

4.3  Records.  RGS shall keep and shall require any contractor or subcontractor to keep a complete set of records showing actual costs incurred in connection with the part of the Services assigned to it.  RIRRC shall have the right through its own representative or through independent auditors of its choice or both, to review RGS’ records as they pertain to the operation and maintenance of the Gas Collection Systems and the CCS.  The right of RIRRC, or its designee, to audit the books of account and supporting documents of RGS and its contractors and subcontractors with respect to the Services shall extend for three (3) years following the provision of such Services.  In addition, RGS shall have and RIRRC shall provide RGS with reasonable access to the books and records of RIRRC if necessary or reasonably required by RGS to perform its obligations under this Agreement.

ARTICLE V:   REPRESENTATIONS AND WARRANTIES OF RGS

RGS hereby represents and warrants to RIRRC as follows as of the Effective Date:

 5.1  Organization; Authorization; Enforceability.  RGS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Rhode Island.  It has all requisite power and authority to own, lease and operate its material assets and properties, to carry on its business as is now being conducted and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action required on the part of RGS.  This Agreement constitutes the legal, valid and binding agreement of RGS enforceable against it in accordance with its terms, except as such enforceability may be limited by law or by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

 5.2  Non-Contravention; Approvals; Litigation; Bankruptcy.  The execution, delivery and performance by RGS of this Agreement (a) do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of any covenant, agreement or understanding to which RGS is a party, (b) do not and will not violate any statute, regulation, administrative order, judgment or decree binding upon RGS, and (c) do not require that RGS obtain the consent or approval of any Governmental Body or any third party, other than consents and approvals that have been obtained or that are not yet required.  RGS is not subject to any outstanding order, ruling, decree, judgment or stipulation that would have a Material Adverse Effect on the ability of RGS to enter into this Agreement or the Purchase and Sale Agreement or to perform its obligations hereunder and thereunder.  RGS is not subject to any pending or, to its knowledge, threatened litigation, which if adversely determined could have a Material Adverse Effect on RGS’ ability to execute, deliver and perform its obligations under this Agreement or the Purchase and Sale Agreement or that seeks to enjoin the consummation of the transactions contemplated by this Agreement or the Purchase and Sale Agreement.  No bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings are pending against or being contemplated by RGS and, to its knowledge, no such proceedings have been threatened against it.

 5.3  Experience and Skills.  RGS shall provide, or shall engage and retain, personnel experienced, properly trained and skilled in the rendering of the Services in accordance with Good Engineering Practice.

 5.4  Disclosure of Permit Issues.  Notwithstanding anything contained in this Agreement to the contrary, the representations and/or warranties of RGS contained in Section 5.2 of this Agreement are hereby deemed qualified by the disclosure set forth in this Section 5.4.  RGS hereby discloses permits required by Title V of the Clean Air Act and Regulation 9 of Rhode Island Department of Environmental Management have not been obtained and the EPA has asserted that such permits may be the responsibility of the owner and/or operator of the Gas Collection Systems.  The proposed modification to Air Regulation 22 of Rhode Island Department of Environmental Management may require an air toxics operating permit to be obtained in order to operate the Gas Collection Systems.

ARTICLE VI:   REPRESENTATIONS AND WARRANTIES OF RIRRC

RIRRC hereby represents and warrants to RGS as follows as of the Effective Date:

 6.1  Organization; Authorization; Enforceability. RIRRC is a public corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.  It has all requisite power and authority to own, lease and operate its material assets and properties, to carry on its business as is now being conducted and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by RIRRC of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action required on the part of RIRRC.  This Agreement constitutes the legal, valid and binding agreement of RIRRC enforceable against it in accordance with its terms, except as such enforceability may be limited by law or by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

 6.2  Non-Contravention; Approvals; Litigation; Bankruptcy. The execution, delivery and performance by RIRRC of this Agreement (a) do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, or result in the breach of any covenant, agreement or understanding to which RIRRC is a party, (b) do not and will not violate any statute, regulation, administrative order, judgment or decree binding upon RIRRC, and (c) do not require that RIRRC obtain the consent or approval of any Governmental Body or any third party, other than consents and approvals that have been obtained or that are not yet required.  RIRRC is not subject to any outstanding order, ruling, decree, judgment or stipulation that would have a Material Adverse Effect on the ability of RIRRC to enter into this Agreement or the Purchase and Sale Agreement or to perform its obligations hereunder or thereunder.  RIRRC is not subject to any pending or, to its knowledge, threatened litigation, which if adversely determined could have a Material Adverse Effect on RIRRC’s ability to execute, deliver and perform its obligations under this Agreement or the Purchase and Sale Agreement, or that seeks to enjoin the consummation of the transactions contemplated by this Agreement or the Purchase and Sale Agreement.  No bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings are pending against or being contemplated by RIRRC and, to its knowledge, no such proceedings have been threatened against it.

6.3  Permits to Operate.  Except as set forth in Section 6.6, to the best of RIRRC’s knowledge, without further investigation, other than the Permits listed on Exhibit B, no additional Permits are required in order for RGS to own and operate the Gas Collection Systems and the CCS and perform the other Services under this Agreement in accordance with all Legal Requirements.

 6.4  Conflicts with Laws.  Except as set forth in Section 6.6, and other than as set forth therein or relating to administrative or civil actions threatened as a result of the matters described in the RIRRC Consent Decree, to the best of RIRRC’s knowledge, without further investigation, there are no current violations by RIRRC or any Affiliate of RIRRC of any Legal Requirement pertaining to the Landfill that will or are likely to have a Material Adverse Effect on the ability of RGS to own and operate the Gas Collection Systems and the CCS and perform the other Services under this Agreement.

 6.5  Effectiveness of Related Agreements.  Except as set forth in Section 6.6, to the best of RIRRC’s knowledge, without further investigation, (a) each of the Related Agreements to which RIRRC is a party continues in full force as to RIRRC, (b) RIRRC is not aware of any facts that would, with the giving of notice or passing of time, constitute a material breach or violation of any of the Related Agreements by RIRRC, and (c) RIRRC is not aware of any agreement relating to the ownership and operation of the Gas Collection Systems and the CCS other than the Existing Gas Services Agreement, the CGLP Gas Services Agreement and the Related Agreements.

 6.6  Disclosure of Permit Issues.  Notwithstanding anything contained in this Agreement to the contrary, the representations and/or warranties of RIRRC contained in Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement are hereby deemed qualified by the following disclosure.  RIRRC hereby discloses permits required by Title V of the Clean Air Act and Regulation 9 of Rhode Island Department of Environmental Management have not been obtained and the EPA has asserted that such permits may be the responsibility of the owner and/or operator of the Gas Collection Systems and the CCS.  RIRRC is not aware of any other specific permit requirements applicable to the Gas Collection Systems and/or CCS owner or operator.  The proposed modification to Air Regulation 22 of Rhode Island Department of Environmental Management may require an air toxics operating permit to be obtained in order to operate the Gas Collection Systems.

 6.7  Environmental Matters.  Except as disclosed in Section 6.6, RIRRC is in material compliance with all Environmental Laws.  There is no pending, or to RIRRC’s knowledge after reasonable inquiry, threatened, civil or criminal litigation, written or oral notice of violation, formal or informal administrative proceeding or investigation, inquiry or information request by (i) any private party asserting a claim in litigation or arbitration, (ii) any Governmental Body under any Environmental Law involving or relating to RIRRC or the Assets, or (C) notice, whether written or oral, of any violation, formal or informal administrative proceeding or investigation, inquiry or information request.  RIRRC has provided RGS with true and accurate copies of all environmental audits, reports (including monthly reports for submittal to DEM, EPA or other Governmental Body), and investigations relating to the Assets which have been done or caused to be done by RIRRC, or directed by a Governmental Body or other third party and issued during the three (3) years prior to the Effective Date.

ARTICLE VII:   EVENTS OF FORCE MAJEURE

 7.1  Force Majeure.  Except for any obligations to make payments required under Article IV that are then already due and owing for Services rendered, no Party to this Agreement shall be liable for any failure to perform the terms of the Agreement effected by an Event of Force Majeure, whether wholly or in substantial part, during the occurrence of an Event of Force Majeure.  The affected party’s performance shall be immediately excused only to the extent and for so long as it is prevented by such Event of Force Majeure; provided, that the party invoking this provision has given notice and reasonably full particulars of such Event of Force Majeure in writing within a reasonable time after the occurrence of the event relied on; provided, further, that the affected party shall make reasonable efforts to prevent and to mitigate the effects of the occurrence of the Event of Force Majeure.  If it is determined that an Event of Force Majeure has occurred, then the affected party shall be entitled to suspend its performance under this Article VII for no more than twelve (12) months.

ARTICLE VIII:   INDEMNIFICATION

 8.1  RGS Indemnification.  Except with respect to indemnification for Environmental Claims, which are subject to Section 8.3 hereof, RGS shall defend, indemnify and save and hold RIRRC, its Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally harmless from and against any Loss due to: (a) injury to or death of persons, (including RGS’ employees and notwithstanding any defense to such indemnification available to RGS under any worker’s compensation statute), and (b) loss or destruction of or damage to property; provided that, in the case of (a) and (b) above, such indemnity obligation is limited to the extent of Loss caused by (x) RGS’ operation of the Gas Collections Systems and the Condensate Control, Treatment and Disposal System, (y) any violation by RGS of any Legal Requirement or (z) any breach of this Agreement (including representation or warranty herein) intentional misconduct, negligent act or omission of RGS or its employees and RGS’ subcontractors or their employees or anyone acting on RGS’ behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RGS may have to seek common law statutory indemnity and/or contribution from RIRRC.  The Parties agree that recourse under this provision shall be limited to RGS, its successors and assigns and the Parties shall not assert claims against any Affiliate of RGS (other than a successor or assignee of RGS) for recovery under this provision.  Notwithstanding the foregoing, in the event that RIRRC asserts in writing and in good faith one or more indemnification claims, the unresolved amount of which exceeds $100,000 in the aggregate, then within 60 days after its receipt of the written notice of the claim that causes the amount of such unresolved claims to exceed $100,000, RGS shall either (i) deliver to RIRRC a bond or other security reasonably satisfactory to RIRRC in the amount of such unresolved good faith indemnification claims or (ii) cause RILG to agree in a writing that is reasonably satisfactory to RIRRC to satisfy RGS’s obligations with respect to such good faith indemnification claims; and failure by RGS to satisfy its obligations under this sentence shall constitute an Event of Default under Section 9.1(c).

 8.2  RIRRC Indemnification.  Except with respect to Environmental Claims, which are subject to Section 8.3 hereof, RIRRC shall defend, indemnify, save and hold RGS, its Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally harmless from and against any Loss due to: (a) injury to or death of persons, (including, without limitation, RIRRC employees and notwithstanding any defense to such indemnification available to RIRRC under any worker’s compensation statute), and (b) loss or destruction of or damage to property; provided that, in the case of (a) and (b) above, such indemnity obligation shall be limited to the extent of Loss caused by (x) RIRRC’s ownership of the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System prior to the Acquisition Date, (y) any violation by RGS of any Legal Requirement or (z) any breach of this Agreement (including any representation or warranty herein) intentional misconduct, negligent act or omission of RIRRC or its employees and RIRRC’s subcontractors (except RGS, Ridgewood Generation, or any of RGS’ or Ridgewood Generation’s successors, assigns or Affiliates) or their employees or anyone acting on RIRRC’s behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RIRRC may have to seek common law or statutory indemnity and/or contribution from RGS.

 8.3  Environmental Indemnity.  (a)  RIRRC shall indemnify, defend and save and hold RGS and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RGS arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) not arising from RGS’ gross negligence or intentional misconduct; provided, however, that the indemnification provided under this Section 10.3(a) shall not include fines and penalties under any Environmental Law to the extent that such fines and penalties do not exceed $250,000 in any year.

(b)  RGS shall indemnify, defend and save and hold RIRRC and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RIRRC arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) arising from RGS’ gross negligence or intentional misconduct.

 8.4  Notice Required, Cooperation.  An Indemnified Party seeking to be indemnified under this Agreement shall provide the Indemnifying Party from which it is seeking such indemnification prompt written notice of the matter for which such Indemnified Party is seeking indemnification.  Such notice seeking indemnification shall set forth the particulars of the claim and include a copy of any claim, petition, complaint or other writing giving rise to such claim for indemnification.  Such Indemnifying Party shall provide written acknowledgment that either it will assume the defense and indemnification hereunder or disputes that indemnification applies within fourteen (14) days of receipt of notification of a claim.  Upon such acknowledgment by the Indemnifying Party that it will assume the defense and indemnification of such claim, such Party may assert any defenses it deems advisable in its sole discretion, including, without limitation, defenses that are or would otherwise be available to the Indemnified Party(ies).  The Indemnified Party shall cooperate with the defense of any claim.  Cooperation shall include, but not be limited to, permitting counsel selected by the Indemnifying Party to represent it; making any officers or employees available to defense counsel for interview or to give testimony; making the facility or site available to defense counsel and any experts hired in connection with the defense of any claim; and making all documents and things relevant to the claim available to defense counsel.  The indemnification provided hereunder shall include any reasonable costs incurred by the Indemnified Party at the request of, or to cooperate fully with, the Indemnifying Party.  The Indemnified Party may not compromise or settle the claim without waiving indemnification hereunder unless it first obtains the prior written consent of the Indemnifying Party.  If the Indemnifying Party fails or refuses to assume the defense of any claim for which it has been given notice under this Section, the Indemnified Party may itself defend against such claim, and, after commencing to defend against such claim, shall have no further obligation to involve the Indemnifying Party in the defense.  In such event, to the extent the Indemnified Party is determined to be entitled to indemnity hereunder, the Indemnifying Party shall be obligated to pay the amount of any Loss, and, in addition, the Indemnifying Party shall pay all costs, including, without limitation, reasonable legal expenses, incurred by the Indemnified Party in defending and/or settling such claim.

ARTICLE IX:   DEFAULT

 9.1  Events of Default.  An “Event of Default” shall mean the occurrence of any one or more of the following events set forth below in this Section:

(a)  any failure by either Party to pay any undisputed amount due under this Agreement when due and such failure is not remedied within ten (10) Business Days (or such longer period provided for in this Agreement) after written notice of such failure is given to such Party by the other Party; or

(b)  any representation or warranty made by either Party in this Agreement shall prove to have been false or misleading in any material respect when made, and such false or misleading representation has a Material Adverse Effect on the other Party or the other Party’s rights under this Agreement; provided that such a misrepresentation may be cured if such representation or warranty is made true within thirty (30) days after the Party making such representation or warranty first became aware that it was false, incorrect or breached in any material respect and (ii) such cure removes any Material Adverse Effect on the other Party or the other Party’s rights under this Agreement of such fact, circumstance or condition being otherwise than as first represented; or

(c)  any failure by either Party to perform any material covenant set forth in this Agreement which is not excused by an Event of Force Majeure which is not cured within thirty (30) days after written notice thereof is given to such Party by the other Party (or within such longer period of time, not to exceed three (3) months, as is necessary for such Party with the exercise of diligence to cure such failure, if such failure is susceptible to cure but cannot be cured with the exercise of diligence within such 30-day period, and if such Party commences within such 30-day period and thereafter diligently and in good faith prosecutes the curing of such failure); or

(d)  subject to Section 2.11, any failure by either Party (“Cited Party”), to cure or contest any citation or complaint which may be made by the U.S. Environmental Protection Agency (“EPA”) or Rhode Island Department of Environmental Management (“DEM”) against the Cited Party or failure to satisfy a final judgment or comply with a final order issued on any citation or complaint issued by EPA or DEM, in each case arising out of the Cited Party’s operations on the Landfill; or

(e)  either Party (i) becoming insolvent or making an assignment for the benefit of creditors or admitting in writing its inability to pay its debts as they become due; (ii) generally not paying its debts as they become due; (iii) having a receiver, trustee or custodian appointed for, or taking possession of, all or substantially all of the assets of such Party, either in a proceeding brought by such Party or in a proceeding brought against such Party and such appointment is not discharged or such possession is not terminated within ninety (90) days after the effective date thereof or such Party consents to or acquiesces in such appointment or possession; or (iv) filing a petition for relief under any Applicable Bankruptcy Law or an involuntary petition for relief is filed against such Party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within ninety (90) days after the filing thereof or an order for relief naming such Party is entered under any Applicable Bankruptcy Law or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such Party.

 9.2  Remedies Upon an Event of Default.  If an Event of Default occurs during the term of this Agreement, the Non-Defaulting Party may, for so long as the Event of Default is continuing (and so long as it is not the Defaulting Party with respect to any other Event of Default) terminate this Agreement and exercise any right it may possess at law or in equity including, but not limited to, seeking specific performance and/or monetary damages; provided that the occurrence of an Event of Default without a termination of this Agreement shall not affect either party’s obligations to comply with Environmental Law and all Legal Requirements or to pay any monetary payments required to be made hereunder.

ARTICLE X:   LIMITATION OF DAMAGES

 10.1  Limitation of Remedies, Liability and Damages.  NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

 10.2  Mitigation.  Each Party agrees that the provisions of this Agreement set forth the rights and obligations of the Parties in the event of a breach of the terms hereof, and that in the case of any provision for which one or more express remedies or measure of damages is herein provided, neither Party shall have any duty to mitigate any such damages that it may incur as a result of the other Party’s performance or non-performance of this Agreement, except to the extent the terms of this Agreement expressly require the taking of action that would constitute such a mitigation.  Each Party shall have the duty to mitigate any damages for which no express remedies or measure of damages is herein provided.

ARTICLE XI:   INSURANCE

 11.1  Insurance Policies.  Each Party shall obtain and maintain adequate insurance with respect to its performance under this Agreement against loss or damage by fire or other casualty, with extended coverage as shall from time to time be commercially available and customary for facilities of a similar type.  RGS, at its sole cost and expense, shall maintain broad form general public liability insurance against all claims for bodily injury, death or property damage, occurring upon, in or about RGS’ facilities, in the amounts and coverages set forth in Exhibit D, attached hereto and made a part hereof.  RIRRC shall, at its sole cost and expense, maintain insurance with Acceptable Insurance Companies or through self-insurance retentions (only if RIRRC demonstrates to the satisfaction of RGS the ability to do so) and deductibles in amounts customarily maintained by RIRRC and other similarly situated waste management systems with respect to works and projects of like character.

 11.2  Additional Insured.  All policies described in Section 11.1 obtained by each Party shall name the other Party as an additional insured as its interests may appear, inclusive of third party claims for bodily injury or property damage arising from the insuring Party’s performance under the Agreement.  All insurance to be provided by each Party hereunder is primary and not in excess of, or contributing with any insurance of the other Party, nor does such insurance create a limitation on any liability under this Agreement.  Each Party shall provide the other with a certificate of insurance evidencing the insurance required hereunder at the beginning of each policy period.

 11.3  Casualty.  Each Party shall give prompt written notice to the other Party of any casualty to the Landfill, the Gas Collection Systems, the CCS or the LCS or any part thereof of which causes such facilities to become Damaged Facilities.  In the event of such casualty, all proceeds of insurance shall be payable either (1) to a Lender financing the Damaged Facilities or, (2) if there is no Lender financing the Damaged Facilities or such Lender does not require payment of insurance proceeds to it, to the affected Party.  Subject to any rights that a Lender may have with respect to such insurance proceeds, the affected Party shall use such proceeds, at the Party’s option, either (i) to fund reconstruction of the Damaged Facilities, or (2) to construct Replacement Facilities reasonably acceptable to the other Party serving the same function as the Damaged Facilities, or (3) to repay any outstanding indebtedness of the affected Party that is secured by the Damaged Facilities.  If the insurance proceeds are used to reconstruct the Damaged Facilities, the Damaged Facilities shall be promptly and diligently restored to at least the equivalent of their condition immediately prior to the casualty, and disbursements of such insurance proceeds (and any deficiency) shall be in accordance with disbursement procedures reasonably acceptable to each Party.  If the insurance proceeds (and any deficiency) are used to construct Replacement Facilities, the Replacement Facilities shall be promptly and diligently constructed, and disbursements of such insurance proceeds (and any deficiency) shall be in accordance with disbursement procedures reasonably acceptable to each Party.  Notwithstanding anything in this Section 11.3 to the contrary, if the Agreement is terminated pursuant to Section 1.1 before reconstruction of the Damaged Facilities or construction of the Replacement Facilities has been completed, then, subject to any rights that a Lender may have with respect to the insurance proceeds, any excess proceeds shall be delivered to the affected Party for it’s own use, whether or not related to the Landfill, the Gas Collection Systems, the CCS or the LCS.  For purposes of this Section 11.3, “excess proceeds” shall be any insurance proceeds not required to restore the Damaged Facilities to full operation or to complete the Replacement Facilities.

11.4  Condemnation.  Except with respect to any condemnation proceeding instituted by, or for the benefit of, RIRRC, if, at any time during the term of this Agreement, the Landfill, the Landfill Gas, the Gas Collection Systems, the CCS or the LCS, or any part thereof or interest therein, shall be taken or damaged by reason of any public improvement or condemnation proceeding, or in any other manner, or should either Party receive any notice or other information regarding such proceeding, the Party receiving such notice or other information shall give prompt written notice thereof to the other Party.  Subject to any rights that a Lender may have with respect to any resulting Condemnation Proceeds, each of RGS and RIRRC shall be entitled to all Condemnation Proceeds relating to property owned by it, and shall be entitled at its option to commence, appear in and prosecute in its own name any action or proceedings.  In the event any portion of the Landfill, the Landfill Gas, the Gas Collection Systems, the CCS or the LCS is so taken or damaged, the Condemnation Proceeds shall be used to the extent required to repair any damage to such facilities caused by the condemnation, upon the conditions set forth in Section 11.3 above relating to insurance proceeds.

ARTICLE XII:   TERMINATION

 12.1  Termination.

(a)  Upon termination of this Agreement pursuant to Section 1.1 or Section 9.2, RGS will convey any and all of its right, title and interest in and to the Gas Collection Systems and the Condensate Control, Treatment and Disposal System to RIRRC, as is, where is, without consideration, representations or warranties.

(b)  Upon termination of this Agreement, neither RIRRC nor RGS shall have any further obligations under this Agreement other than indemnity obligations accruing prior to the date of termination and obligations to make payments for Services rendered prior to the date of termination.

ARTICLE XIII:   MISCELLANEOUS

 13.1  Notices.  All notices, requests, demands, claims, consents and other communications or deliveries provided for in this Agreement shall be in writing and delivered by messenger, prepaid first class registered mail, or by e-mail, first class mail, or facsimile confirmed by prepaid first class registered mail to a party at its address specified below or to such other person or address as shall be designated by such party in a written notice to the sender.  All such notices and communications shall be effective: (a) if mailed, on the day that receipt of delivery is received by the party sending the notice; (b) on the next Business Day for the intended recipient after being delivered to a service for overnight delivery; (c) if sent by facsimile or by e-mail, on the day transmitted by facsimile or by e-mail; provided, that any notice so delivered after 5 p.m. local time at the location of the intended recipient; shall be effective on the next Business Day of the intended recipient; or (d) if by personal service, upon delivery:

If to RIRRC: Rhode Island Resource Recovery Corporation 65 Shun Pike Johnston, Rhode Island 02919-4512 Attn: Director of Regulatory Compliance Fax: (401) 942-9814	With a copy to: Rodio & Ursilio Ltd. 86 Weybosset St. Providence, RI 02903 Attn: Joseph Rodio, Esq. Fax: (401) 331-0436
If to RGS: Ridgewood Gas Services LLC c/o Ridgewood Renewable Power LLC 947 Linwood Avenue Ridgewood, New Jersey 07450 Attn: General Counsel Fax: (201) 447-0474	With a copy to: Day Pitney LLP 242 Trumbull Street Hartford, CT 06103 Attn: Paul N. Belval, Esq. Fax: (860) 275-0343
If to RILG: RILG c/o Ridgewood Renewable Power LLC 947 Linwood Avenue Ridgewood, New Jersey 07450 Attn: General Counsel Fax: (201) 447-0474	With a copy to: Day Pitney LLP 242 Trumbull Street Hartford, CT 06103 Attn: Paul N. Belval, Esq. Fax: (860) 275-0343

 13.2  Claims, Disputes, Governing Law.

(a)  Any claim or dispute which either Party may have against the other, arising out of this Agreement, shall be submitted in writing to the other Party not later than ninety (90) days after the circumstances which gave rise to the claim or dispute have taken place.  The submission of any claim of dispute shall include a brief, concise statement of the question or issue in dispute, together with the relevant facts and documentation to fully support the claim.

(b)  If any such claim or dispute arises, the Parties shall use their commercially reasonable efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through Alternative Dispute Resolution (“ADR”) techniques in accordance with procedures mutually agreed to by the Parties.  However, as part of any such procedure, the Parties agree not to withdraw from any such ADR procedure until a decision or ruling has been issued.  The Parties specifically agree, however, that any such decision shall be non-binding and any Party is free, after the receipt and review of such decision or ruling, to proceed in accordance with Section (c) hereof.

(c)  If any claim or dispute arising hereunder is not resolved pursuant to Section (b) hereof, either Party may, upon giving written notice, initiate litigation to submit such claim or dispute to the Providence County Superior Court and that the law of the State of Rhode Island, irrespective of its conflict of laws provisions shall govern.  Notwithstanding anything contained in this Section 13.2, no party waives its right to seek injunctive relief to protect, secure and maintain its rights, with such right to seek injunctive relief also brought in the Providence County Superior Court.

 13.3  No Partnership or Joint Venture.  Nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties or creating liability on the part of one Party for the acts or omissions of any other Party.

 13.4  Independent Contractor.  Except as specifically set forth in this Agreement, in performing the Services, RGS is acting as an independent contractor to RIRRC.  Except when duly acting as RIRRC’s agent hereunder, RGS shall not represent itself to be the agent of RIRRC.  At all times during this Agreement, RGS shall be responsible for and shall withhold or pay, or both, as may be required by law, all taxes pertaining to the employment of its personnel and/or performance of the Services.  All fines, penalties or other charges imposed or assessed against RGS by reason of its violation of, or failure to comply with, any provision of such law, together with all costs of defending litigation in respect thereto, shall be paid by RGS.

 13.5  Waiver.  Waiver by a Party of any breach of this Agreement shall not constitute a waiver of any other breach or of any future breach.

 13.6  Assignment.

(a)  Neither Party shall effect an Assignment of this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and, except as hereinafter provided, without relieving itself from liability hereunder), make an Assignment of this Agreement (i) to an Affiliate of such Party upon the other Party’s receipt of proof satisfactory to it of such assignee’s financial security or (ii) for a Financing Assignment.  Any assignee of all or any portion of a Party’s interest hereunder shall assume and agree in writing to perform all of the obligations of its assignor arising hereunder after the effective date of such Assignment.  Any Party making an Assignment (the “Assignor”) pursuant to this Section 13.6 shall promptly notify the other Party thereof and furnish such Party a copy of such Assignment.

(b)  In the event that either Party makes a Financing Assignment as contemplated by this Section 13.6, the other Party shall, upon the reasonable request of the Assignor, cooperate with the Assignor in order to deliver such customary additional documentation as the Lender may reasonably request in order to effectuate the financing transaction.  Such additional documentation may include the following (without limitation): (1) an acknowledgment by the non-assigning Party of the Financing Assignment; (2) an estoppel certificate confirming the absence of (or identifying existing) breaches of this Agreement by either of the Parties; and (3) an Agreement under which the non-assigning Party will provide the Lender with (A) all notices of default and/or termination of this Agreement, (B) upon default by the Assignor under this Agreement, rights of the Lender to cure such defaults and otherwise perform the obligations of the Assignor under this Agreement, (C) upon default by the Assignor with respect to the financing transaction, “step-in” rights of the Lender (or an assignee of that Lender) (a “Lender Assignee”) to assume the rights and obligations of the Assignor under this Agreement without the consent of the non-assigning Party, and (D) the right of the Lender to receive direct payments of any amounts due to the Assignor.  Neither the Lender nor a Lender Assignee shall be deemed to have assumed the obligations of Assignor under this Agreement until the Lender or such Lender Assignee acquires the rights of Assignor under this Agreement by virtue of the exercise by Lender of its foreclosure or “step-in” rights.  In addition, having assumed the obligations of Assignor hereunder, the Lender (but not Assignor) shall be released from liability under this Agreement upon the Lender’s assignment of this Agreement to a Lender Assignee, provided such Lender Assignee assumes all obligations of Assignor hereunder

(c)  Unless specifically agreed in writing, any Assignment by an Assignor as contemplated by this Section 13.6 shall not be construed to relieve the Assignor of any of its obligations under this Agreement, nor shall any such Assignment be deemed to modify or otherwise affect any of the rights of the non-assigning Party hereunder.

(d)  Notwithstanding anything contrary contained in Section 13.6(a), RGS shall have the right, upon notice to RIRRC, to transfer, sell or assign certain of its rights under this Agreement (including the transfer of a majority interest in such rights) in order to commercialize Tax Credits, provided that notwithstanding such assignment, sale or transfer, RGS or an Affiliate of RGS continues to operate, maintain and manage the Gas Collection Systems and the CCS and RILG or an Affiliate of RILG continues to operate, maintain and manage the RILG Facilities.  In the event that following any such assignment, RGS (or an Affiliate thereof) ceases to operate, maintain and manage the Gas Collection Systems and the CCS or RILG (or an Affiliate thereof) ceases to operate, maintain and manage the RILG Facilities, any such assignment pursuant to this Section 13.6(c) shall be void unless the terms and conditions regarding assignment set forth in Section 13.6(a) are satisfied.

(e)  Notwithstanding any other provision of this Agreement, in the event that any third party operator or contractor, other than Ridgewood Power Management LLC, is engaged by RGS to operate the Gas Collection Systems and the CCS, the Gas Collection Systems and the CCS shall be operated by an experienced landfill-gas-to-energy operator and/or contractor which shall be approved in writing by RIRRC, such approval not to be unreasonably withheld or delayed.

(f)  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

 13.7  Entire Agreement.  As of the Effective Date, this Agreement and all Exhibits constitute the sole agreement and understanding between the Parties pertaining to the transactions contemplated herein, and except as set forth in Section 3.1(a) of this Agreement, supersedes the Existing Gas Services Agreement, the CGLP Gas Services Agreement and all other agreement and understandings, whether oral or written, relating to the subject matter of this Agreement.  No representations, warranties or inducements, express or implied, have been made by either Party to the other except as set forth herein.  No modification, amendment or alteration of the terms herein contained shall be binding unless such modification or alteration is in writing, dated subsequent hereto, and duly executed by an authorized officer of the Parties hereto.

 13.8  Severability.  Should any provision of this Agreement be held unenforceable in law, such provision shall be severed from this Agreement and the balance of the Agreement shall be binding on the Parties as if the severed provision had never existed, unless the performance of the Agreement is thereby rendered legally impractical or no longer fulfills the Parties’ objectives.

 13.9  Confidentiality.  The Parties agree to use any Confidential Information exclusively in the performance of this Agreement and the other Related Agreements and shall treat such Confidential Information as confidential and shall exercise the same level of care it uses to maintain the confidentiality of its information.  Such confidentiality obligation shall not apply to information that:

(a)  is or becomes generally available to the public other than as a result, directly or indirectly, of a disclosure by such Party or by other persons to whom such Party disclosed such information;

(b)  is already in the possession of such Party without being subject to another confidentiality agreement;

(c)  is or becomes available to such Party on a nonconfidential basis from a source other than the other Party or its representatives, provided that such source is not bound by a confidentiality agreement;

(d)  is independently developed by such Party without the use of the other Party’s confidential information;

(e)  is required to be disclosed pursuant to a Legal Requirement, Environmental Law or Governmental Body, or is deemed a public record under the Rhode Island Access to Public Records Act, R.I. Gen. Laws §38-2, provided, however, that such Party shall not be responsible for the prevention of such disclosure, but shall give the other Party notice of such requirement prior to any such disclosure and an opportunity to participate in discussion with the relevant authorities.

 13.10  Conflicts; Controlling Agreement.  This Agreement and the Related Agreements shall be construed harmoniously to the greatest practicable extent; however, notwithstanding the foregoing, in the event of any conflict between this Agreement and/or the Related Agreements relating to the subject matter of this Agreement, this Agreement shall govern.

 13.11  Survivability.  Article VIII, Article X and Article XIII shall survive the termination or expiration of this Agreement.  In addition, applicable provisions of this Agreement shall survive for the period designated in such provisions or, if no such period is designated, to the extent and for a period of time necessary to satisfy any outstanding obligations and provide for final billings and payments or adjustments relating to the period of time prior to termination or expiration.

 13.12  No Third Party Beneficiaries.  Nothing contained herein is intended or shall be deemed to create or confer any rights upon any third person not a party hereto, whether as a third-party beneficiary or otherwise, except as expressly provided herein.

 13.13  Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts, provided that the counterpart produced bears the signature of the Party sought to be bound.

 13.14  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of RIRRC and RGS, and their respective successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have set their hands as of the date first set forth above.

RIDGEWOOD GAS SERVICES LLC
By:	Ridgewood Management Corporation, its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	President and Chief Executive Officer

RHODE ISLAND LFG GENCO, LLC, solely as to Sections 3.2 and 3.3

By:	Ridgewood Renewable Power LLC, its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	President and Chief Executive Officer

RHODE ISLAND RESOURCE RECOVERY CORPORATION

By:	/s/ Michael J. O’Connell
Name:	Michael J. O’Connell
Title:	Executive Director

Signature Page to
Amended and Restated Landfill Gas Services Agreement

Exhibit A

Existing Site Plan

Exhibit B

Permits

Flares

Remote Flare 1	Approvals 1035 – 1038 issued on April 18, 1990
Perennial Flares 1 and 2	Approvals 1035 – 1038 issued on April 18, 1990

Note:  The fourth flare covered by Approvals 1035 – 1038 is no longer at the Central Landfill.

Remote Flares 2 and 3
These flares were installed on an emergency basis with RIDEM Approval, issued in the form of a letter requiring that permit applications be filed after installation.  Applications were filed in March 2000 and are still pending.

ULE Flare
The 6000-scfm ULE flare was installed as required by a consent decree between RIRRC and USEPA and operates under the terms of the consent decree until such time as a permit is issued by RIDEM.  An application was submitted on September 22, 2003 and a draft permit was issued by RIDEM for comment on March 20, 2008.

Collection System

Phases II/III & IV Landfills
The collection systems for Phases II/II and IV are operated under the terms of the consent decree between RIRRC and USEPA until such time as a permit is issued by RIDEM.  Applications were submitted on January 23, 2004 and a draft permit was issued for comment by RIDEM on Match 20, 2008.

Phase V Landfill	Approval 1810 issued September16, 2004

Exhibit C

RIRRC Leachate Collection and Treatment System

RIRRC Existing Leachate Collection System

The existing leachate collection system is comprised of both primary and secondary collection layers in the Phase II – V cells.  Phase I contains a leachate diversion trench which separates Phase II from the unlined Phase I cell.  In addition, the Phase II groundwater underdrains are tied to the “Westside” leachate underdrain and Phase IV has two (2) groundwater underdrains connecting to a gravity sewer running beneath the Phase V landfill.  These collection systems connect to the leachate transport system which carries the leachate to the leachate pretreatment facility.  The transport system consists of two (2) pump stations, HDPE double containment force mains and gravity sewer mains.  The Phase IV Pump Station (PS#3) handles all of the Phase II/III primary and secondary leachate, Westside and Phase II underdrains, and the Phase IV Primary and Secondary leachate systems.  This pump station pumps through an 8” diameter force main to an 8” diameter gravity system running along the southern edge of Phase V to the Leachate Pretreatment Pump Station (PS#2) which directs the flow to the 108,000 gallon equalization tank.  Pump Station No. 4 discharges the Phase V Area 1 leachate into the gravity system, previously mentioned.  Phase V Area 2 also discharges directly into this gravity system.  For reference, refer to the attached schematic plan.

Ridgewood Power / RGS Existing Condensate Connection Points

The Phase I (Old Plant) presently discharges secondary condensate through the existing sanitary sewer system to the RIRRC’s Main Pump Station (PS#1).  Similarly, RGS’s primary condensate is connected to the same sanitary line discharging directly to PS#1.  The ULE Flare discharges condensate to the Phase IV Pump Station (PS#3).  The Stage II Cat Plant, discharges condensate through a portion of an existing 4” force main (that is temporarily out of service), to the PS#3.  The Phase IV Header Condensate collects in an RGS pump vault located on the west side of Phase IV and discharges to a primary cleanout on the Phase IV leachate collection system.  The total flow presently entering RIRRC’s leachate system for all existing connection points is estimated at 10,000 gpd.

RIRRC Proposed Upgrades

As part of the Phase VI Permit Application, RIRRC is proposing the following system upgrades.

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Capacity – The existing leachate capacity with the City of Cranston is 400,000 gpd.  It is estimated based on Phase VI leachate modeling that an additional 250,000 gpd will be required.  RIRRC has requested this increase from the City of Cranston.  The City of Cranston is considering this request, however, this increase will require RIRRC to upgrade its force main on Green Hill Road and upgrade an existing gravity sewer owned by the City of Cranston on Plainfield Pike.

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RIRRC’s existing pretreatment discharge permit is anticipated to be modified in May 2009.  Presently, the issue with the leachate discharge relates to the historic exceedance of the 10 ppb arsenic limit.  The City of Cranston is undertaking a system limit study to determine if this present limit can be raised.  Additionally, the city has indicated that nitrates are becoming an issue at their discharge limit.  The ammonia content in the present leachate discharge is problematic to the city and the modified permit may require nitrate/ammonia treatment.

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In anticipation of this permit modification; RIRRC is undertaking a three (3) tiered approach to resolve the issues.  Phase I will include a leachate study of our existing sources for both flow and pollutant concentrations.  Phase II will include complete demolition of the existing plant and the replacement with a new storage tank and an associated pump station (PS#2) capacity upgrade.  Phase III will include a new treatment system to meet discharge limits set forth in the city permit.

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As part of the Phase II implementation, RIRRC anticipates that certain underdrains and potentially the “Westside” intercept will not require treatment as described above.  These flows will be isolated and redirected to discharge directly to PS#1, bypassing treatment.  This redirection of flow will require the use of the 4” force main that the Stage II Cat plant presently discharges condensate through.  It is anticipated that the underdrain flow will be isolated in the Phase IV pump station (PS#3) to one dedicated bay (non-treatment bay).  The flows from this bay will be directed up the 4” force main to the air brake at the gravity change over at Shun Pike near the Stage II plant.  This flow will proceed through the gravity line to PS#1.   Therefore, the Stage II discharge will need to relocate at this time.

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The existing Stage I Power Plant is anticipated to be decommissioned by the Decommissioning Date, terminating condensate discharge.  According to the Contract, RIRRC has an obligation to provide Ridgewood power a condensate connection point for its new facilities and header lines on the Ridgewood side of the interconnect point.  Ridgewood Power has the obligation to meet RIRRC’s permit discharge limits as is or as may be amended.  RIRRC will need to have the ability to monitor flow and sample discharge concentrations at this interconnect location.

Exhibit D

Insurance Requirements

The policy or policies of insurance maintained by RGS shall provide the following limits and coverages:

Liability Insurance

(A)           Commercial or comprehensive general liability insurance covering bodily injury and property damage utilizing an occurrence policy form, in an amount not less than $10,000,000, consisting of $2,000,000 general liability and $8,000,000 excess liability coverage.   Said insurance shall include, but not be limited to, premises and operations liability, independent consultants’ liability, products and completed operations liability, contractual liability, and personal injury liability.

(B)           Pollution liability insurance covering bodily injury and property damage, in an amount not less than $10,000,000.  Insurance shall provide coverage for, but shall not be limited to, pollution damage to RIRRC’s premises.

(C)           Automobile liability insurance, bodily injury and property damage, in an amount not less than $1,000,000 combined single limit for each occurrence.  Said insurance shall include coverage for owned, hired, and non-owned vehicles and RIRRC shall be added as an additional insured to the policy.

Fire and Extended Coverage

(A)           RGS shall insure all buildings, facilities, and improvements owned by RGS at the Landfill to at least 90% of their replacement cost, using a standard form fire insurance policy containing the “extended coverage” endorsement.

Worker’s Compensation Insurance

(A)           RGS shall furnish RIRRC with satisfactory evidence that RGS has secured full worker’s compensation insurance from a responsible insurance company authorized to do business in Rhode Island.  Such insurance shall be maintained in full force and effect at RGS’s own expense during the entire Term.  Notwithstanding the foregoing, the RGS shall have the right to self-insure under this section (A).

(B)           If RGS does not self insure, a waiver of subrogation endorsement shall be provided in favor of the RIRRC.

Attachment

Schedule of Definitions

[See Attachment to Amended and Restated Site Lease and Landfill Gas Delivery Agreement]